UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 8, 2013

Parametric Technology Corporation
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05.    Costs Associated with Exit or Disposal Activities.

On January 8, 2013, Parametric Technology Corporation committed to a plan to further restructure its workforce and related facilities. The restructuring furthers PTC’s commitment to enhance long-term profitability and is a component of PTC’s previously announced plan to achieve non-GAAP EPS of $1.70 to $1.80 for fiscal year 2013. PTC will record a restructuring charge of approximately $15 million for its second fiscal quarter ending March 30, 2013, of which approximately $14.5 million is attributable to termination benefits and approximately $0.5 million is attributable to facility consolidations. The restructuring will result in cash expenditures of approximately $15 million during fiscal year 2013. The timing of the reductions in force will vary by country based on local legal requirements, but PTC expects that substantially all affected employees will be separated from PTC by the end of the second fiscal quarter. While PTC expects the restructuring to be substantially completed in the second fiscal quarter of 2013, the full impact of the expense reductions will not be realized until the third fiscal quarter of 2013.

Section 7 – Regulation FD

Item 7.01.    Regulation FD Disclosure.

PTC will release its fiscal 2013 first quarter results on Wednesday, January 23, 2013 after the stock market closes. Senior management will host a live webcast and conference call to review the results on Thursday, January 24, 2013 at 8:30 a.m. Eastern Time. The earnings press release and accompanying prepared remarks will be accessible prior to the webcast and conference call on the Investor Relations section of PTC’s web site at www.ptc.com. The dial-in number is 1-800-857-5592 or 1-773-799-3757, passcode: PTC. The audio replay of this event will be archived for public replay until 4:00 pm (CT) on February 3, 2013; dial-in: 1-866-484-4215, passcode: 5689.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parametric Technology Corporation

Date: January 9, 2013	By:	/s/Jeffrey D. Glidden
Jeffrey D. Glidden
Executive Vice President and Chief Financial Officer

3